UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2009

DECISIONPOINT SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-144279	74-3209480
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19655 Descartes, Foothill Ranch, CA  92610-2609
 (Address of principal executive offices) (Zip code)

(949) 465-0065
 (Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Peter DiChiara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 17, 2009, DecisionPoint Systems, Inc., f/k/a Canusa Capital Corp. (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) among the Company, DecisionPoint Acquisition, Inc., a Delaware corporation which is a wholly-owned subsidiary of the Company (“Merger Sub”), and DecisionPoint Systems Holding, Inc., a California corporation (“Holding”).  Holding merged with and into Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of the Company under the name DecisionPoint Systems Group, Inc. (“DecisionPoint”)  The Merger Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the merger consideration, the process of exchanging the consideration and the effect of the merger.  Pursuant to the terms of the Merger Agreement, the Company assumed all of DecisionPoint’s obligations under DecisionPoint’s outstanding stock options and warrants.

Pursuant to the Merger Agreement, the Company acquired all of the issued and outstanding capital stock of DecisionPoint from DecisionPoint’s shareholders in exchange for 20,000,000 shares of the Company’s shares of common stock.  The closing of the transaction took place on June 18, 2009 (the “Closing Date”). After the Merger there are now 28,000,000 shares of the Company's common stock outstanding.

In connection with the acquisition of DecisionPoint, on June 18, 2009, Donald W. Rowley, David M. Rifkin and Jay B. Sheehy were appointed directors of the Company to serve with Nicholas R. Toms, the Company’s sole director before the merger, and the following executive officers of DecisionPoint were appointed as officers of the Company:

Name	Title

Nicholas R. Toms	Chairman and Chief Executive Officer
Donald W. Rowley	Chief Financial Officer
John E. Chis	Senior Vice President
Melinda Wohl	Vice President, Finance – Controller
Roy A. Ceccato	Vice President, Finance – Reporting

In connection with the merger, the Company sold 585 shares of Series A Cumulative Convertible Preferred Stock with a par value of $0.001 and a stated value of $1,000 (the “Series A Preferred Stock”) to investors and exchanged 415 shares of Series A Preferred Stock with noteholders holding $415,000 of notes issued by DecisionPoint.

Item 2.01  Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, on the Closing Date, we acquired DecisionPoint in accordance with the Merger Agreement.  Pursuant to the Merger Agreement, the Company acquired all of the issued and outstanding capital stock of DecisionPoint from DecisionPoint’s shareholders in exchange for 20,000,000 shares of the Company’s shares of common stock.  The closing of the transaction took place on June 18, 2009.  As a result of the Merger, DecisionPoint became the wholly owned subsidiary of the Company.

Prior to the merger, the Company was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately before the completion of the Merger. Accordingly, pursuant to the requirements of Item 2.01(a)(f) of Form 8-K, set forth below is the information that would be required if the Company were filing a general form for registration of securities on Form 10-K under the Exchange Act, reflecting the Company’s common stock, which is the only class of its securities subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act upon consummation of the Merger, with such information reflecting the Company and its securities upon consummation of the Merger.

Description of DecisionPoint

History

DecisionPoint has two wholly owned subsidiaries, DecisionPoint Systems CA, Inc. formerly known as Creative Concepts Software, Inc. (“CCS”) and DecisionPoint Systems CT, Inc. formerly known as Sentinel Business Systems, Inc. (“SBS”).  The combined company is a data collection systems integrator that sells and installs mobile devices, software, and related bar coding equipment, RFID technology, and provides custom solutions.

In December 2003, DecisionPoint formed an Employee Stock Ownership Plan (“ESOP”) and loaned the ESOP $1,950,000 that the Employee Stock Ownership Plan Trust (“Trust”) used to acquire all of its stock from its former CCS stockholder.  The Company also adopted a fiscal year end of December 31st.  DecisionPoint completed its acquisition of SBS in March 2006.

Founded in 1995, CCS was a leading provider of Enterprise Mobility Solutions.  Industry expertise included grocery, retail general merchandise and warehousing – primarily in the western United States.  CCS provided all of the services necessary to ensure a successful project.  They provided turnkey solutions which included: project management, system design, application development, system integration, hardware configuration and staging, wireless system installation, user training, help desk support and hardware maintenance.

Founded in 1976 and incorporated in 1983, SBS developed over time a family of powerful enterprise data collection software solutions, products and services.  Their flagship product, CASE Tools™, was introduced in 1992.  In 1980, Sentinel Business Solutions became Intermec, Inc’s, (“Intermec”) first Value Added Reseller.  In 2000, SBS also joined forces with Symbol Technologies, Inc. (“Symbol”) as a Solution Partner.  SBS maintained their leadership in the data collection industry for over 25 years.  They offered complete enterprise data collection solutions: rapid application development tools, transaction server, hardware, services, media and support.  The combination of these companies, created a National Mobile Solutions and RFID company that can provide solutions from historical knowledge and added expertise.

As a result of the Merger, the following is the corporate structure of the Company and its subsidiaries:

Overview

DecisionPoint delivers to its customers is the ability to make better, faster, and more accurate business decisions by implementing industry-specific, enterprise wireless and mobile computing systems for their front-line employees. It is these systems which provide the information to improve the hundreds of individual business decisions made each day. The “productivity paradox” is that the information remains locked away in their organization’s enterprise computing system, accessible only when employees are at their desk. DecisionPoint solves this productivity issue. The result for our customers is they are able to move their business decision points closer to their own customers which in turn, drive their own improved productivity and operational efficiencies.

DecisionPoint does this by providing our customers with everything they need through the process of achieving their enterprise mobility goals starting with the planning of their systems, to the design and build stage, to the deployment and support stage, and finally to achieving their projected Return On Investment (“ROI”). Our business designs, sells, installs and services voice and data communications products and systems for private networks and wireless broadband systems to a wide range of enterprise markets, including retail, transportation and logistics, manufacturing, wholesale and distribution, as well as other commercial customers (which, collectively, are referred to as the “commercial enterprise market”).

A graphical view of DecisionPoint’s business process is presented below:

DecisionPoint’s typical solution that we deliver consists of a combination of the following:

•	specialized mobile computers
•	a wireless network infrastructure (or the use of a national wireless carrier)
•	specialized mobile application software
•	integration software to our customer’s existing enterprise systems, and
•	a range of professional services needed to make it all ‘work’.

Delivering this value requires a full range of services and a substantial and unique set of resources and experience.  DecisionPoint employs highly talented and experienced staff of architects, engineers, and support personnel to guide our customers through this process to success.

During the business cycle our highly experienced professionals will:

•	consult with customers about their business needs
•	design the overall enterprise mobile solution to fit the need
•	build or acquire the software needed for the solution
•	acquire the wireless and mobile computers needed
•	deliver the services to deploy it all, and
•	support the system after it has been installed.

DecisionPoint deliver of this value to enterprise customers is very different than delivering similar technology to the consumer. Unlike buying and activating a personal mobile phone or buying a laptop computer with Windows®, bringing mobile computing to the front-line enterprise worker is orders of magnitude more challenging. This is because, unlike the individual consumer, the enterprise has significant performance, reliability, and security requirements. This is in addition to the fact that any system must be integrated with the complex enterprise computing systems already in place. Therefore, DecisionPoint must possess the required knowledge and manage myriad of technical details and nuances to achieve our customer’s desired outcome.

As a part of delivering this value, DecisionPoint has developed an ‘ecosystem’ of partners which we bring to every customer situation.  The standout partner in this ecosystem is the Motorola Enterprise Mobility Division, for which we consistently are one of the nation’s top Value Added Resellers (“VAR”).  We also partner with other top equipment and software suppliers such as Zebra Technologies Corporation (“Zebra”), Datamax - O’Neil (“O’Neil”) — a unit of the Dover Corporation,  in addition to a host of specialized independent software vendors (“ISV”) such as AirVersent, Antenna Software, GlobalBay, Mobileframe, Syclo and Wavelink.

Major vendors and other top partners have come to depend on the VAR channel in order to grow their own businesses.  This is because they cannot cost-effectively penetrate their target markets alone given the number and variety of ways their product is applied and because of the myriad of complex integration requirements.  They have come to view their role as providing the best-of-breed wireless and mobile computing technology to the market and partner with companies like DecisionPoint to extend their business.  This applies not only to Motorola with wireless and mobile computing technology, but also with other high tech manufacturers who produce printers, labels, radio frequency identification systems (“RFID”) and other technology products.

As our markets have grown and have become more sophisticated, DecisionPoint has grown both in size and in the nature and type of offerings.  As our customers come to depend more and more on enterprise wireless and mobile computing to run their businesses, DecisionPoint continues to deliver and expand the services to keep those systems running.  We are actively moving into the areas of enterprise managed services and software-as-a-service (“SaaS”) to continue to deliver our value and build ongoing revenue streams for the company.

DecisionPoint has made several investments in SaaS offerings in response to what we believe will be a fundamental shift in our customers’ buying behavior.  And we are monitoring the results closely.  Customers are fundamentally beginning to realize that they do not have to own the entire end-to-end solution in order to reap its benefits.  And, in fact, there could be major cost savings for them if they chose instead to receive part of the value of what DecisionPoint has to offer in a “software-as-a-service” model.  We are a believer in this theory ourselves, as we are an avid salesforce.com customer.  Salesforce.com is one of the world’s largest SaaS companies.

Marketplace

Industry

Over the past five years, the enterprise mobile computing industry has standardized several key technologies.  This standardization has enabled the market to grow.  Examples of this include the WindowsMobile operating system for mobile computers, 802.11 a/b/g “Wi-Fi” wireless local area networks, and robust nationwide wireless carrier data networks such as AT&T and T-Mobile (HSDPA technology), and Verizon and Sprint (EVDO technology).

This standardization has allowed mobile computing manufacturers to build product to these widely adopted standards, creating the opportunity to automate workers using these standards.  These developments have created many opportunities for DecisionPoint to build enterprise wireless and mobile computing solutions for our customers’ needs.

Determining which enterprise wireless and mobile solutions DecisionPoint delivers to its customers highly depends on several key factors including the customer’s industry.  It requires that DecisionPoint possess domain expertise in our customers’ industry.  It also requires business application software expertise, and mobile computing and wireless networking technical acumen.

The customer’s industry is very important because unlike generic wireless business applications such as email, the applications that DecisionPoint provide involve business processes which are very specific to a vertical market.  An example is Proof-of-Delivery (“POD”).  In order for a POD application to deliver value it must not only be tailored to a specific industry such as couriers, but it must also be tailored to each specific courier company depending on how they run their business process.

DecisionPoint’s key to delivering customer value profitably is for us to know where standardized system hardware and software components will deliver the required result and where they cannot and therefore, more custom components need to be utilized.  This capability comes from our years of experience, our talented professionals and our highly developed ecosystem of partners.

DecisionPoint provides a complete line of deployment and integration services, including site surveys, equipment configuration and staging, system installation, depot services, software support, training programs and project management.

Current Market Environment

Over the last several years, DecisionPoint has been repositioning itself to focus more on providing higher margin, customer-driven, mobile wireless and RFID solutions rather than providing simply hardware and customized software as a reseller.  This is the key to increasing our profitability and is also a major point of differentiation.  Small resellers and large catalog resellers simply do not want to, or cannot, provide the types of services needed to make these systems a success.  Our major ecosystem partners, such as Motorola, recognize this and have come to depend more and more on DecisionPoint to deliver the business value that their products enable.

By referring more end-user demand to DecisionPoint, manufacturers can leverage DecisionPoint’s personnel and skill to provide customers with enhanced personal service.  With deep expertise about specific customers’ operations, resellers are very effective in promoting sales of key vendor’s products.  Today, a majority of Motorola’s sales of mobile computers are through the sales channel in which DecisionPoint participates.

DecisionPoint benefits from other advantages by participating in this sales channel.  The industry leaders have established program rewards, such as favorable pricing structure incentives, for those top-tier VARs who invest in their programs and technologies.  Not only does this reward our investments in personnel, it also creates a high bar for entry by requiring that other potential competitors must pass the same training and certification requirements that DecisionPoint personnel have passed.

Within our commercial enterprise market, we believe there continues to be long-term opportunity for growth as the global workforce continues to become more mobile and the industries and markets that purchase our products and services continue to expand.  The markets in which we compete include mobile computing products and services, enterprise wireless services, bar code scanning, RFID products and services and mobile network management platforms.  Organizations looking to increase productivity and derive benefits from mobilizing their applications and workforces are driving adoption in this market.  In 2009, given the current global economic conditions and customer capital expenditure constraints, we expect reduced spending in the commercial enterprise market.

DecisionPoint’s strategy in our target market is to enable our customers to focus on their missions, not the technology.  This is accomplished by providing mission-critical systems, seamless connectivity through highly reliable voice and data networks and a suite of advanced and/or custom applications that provide real-time information to end users.

DecisionPoint Target Market(s)

The markets for enterprise wireless and mobile computing are very fragmented while also being extremely complex in nature.  But generally they can be characterized by the following attributes:

1.	Vertical market industries which require specific domain expertise.
2.	Industries which track goods or deliver a service in the field (or both).
3.	Industries which have a significant group of mobile workers, whether they operate primarily in one place or in the field.

In the commercial enterprise market, our approach is to deliver products and services that are designed to empower the mobile workforce to increase productivity, drive cost effectiveness and promote faster execution of critical business processes.

Vertical Markets

The attractiveness of any vertical market for DecisionPoint depends directly on the size and nature of the problems which that market faces that can be addressed by enterprise wireless and mobile computing.  Historically, retail, warehousing, and manufacturing were the largest industries.  Each typically had large amounts of goods in constant motion which needed to be tracked.  And each had a workforce which primarily operated in one place (i.e. a retail store, a distribution center or a factory).

Although these markets are still attractive for DecisionPoint and comprise a significant portion of our business, new markets are emerging which hold as great or even greater promise than our historical markets.

Transportation and logistics, and field Services such as repair and maintenance, delivery and inspections are now emerging as great new markets.  This is primarily due to the arrival of robust, national wireless carrier networks that can reach a field-based mobile worker almost anywhere they are.  The general term for this new group of markets is referred to as “Field Mobility”.  Although it cuts across multiple industries and business applications, it has one common characteristic: goods are tracked or services are being performed by field-based workforces, not workers operating in a single location under one roof.

DecisionPoint’s Field Mobility Practice

DecisionPoint believes that the growth of Field Mobility-based markets will be so significant over the next several years, that we have created a dedicated specialty business practice inside of DecisionPoint to focus on it.  This practice was established in 2008, with the express purpose of replicating our historical success with a new set of customers and challenges together with a new ecosystem of partners which includes the four major wireless carriers of AT&T, Sprint, T-Mobile and Verizon.  The carriers not only bring potential new opportunities to DecisionPoint but also have attractive programs which allow us to earn additional revenue from them when we facilitate service of mobile computers and devices on their networks.

We are not alone in our expectations of growth for Field Mobility.  Motorola, in fact, is also counting on significant growth as well.  They believe that as wireless carrier networks become ubiquitous, it will increase their market opportunity to put greater numbers of mobile computers into the hands of entire groups of field-based workers who may have never had a mobile computer before.

Products and Services

Mobile Applications

DecisionPoint deploys mobile applications for a wide variety of business processes, depending on the industry.  Here is a brief overview of some of those applications by industry:

Retail Store: Stock locator, shelf price marking, markdowns, inventory control, physical inventory, merchandising, customer service and mobile point-of-sale (“POS”).

Warehousing and Distribution: Order shipping, order picking and packing, stock move and replenishments, product receipt and putaway, labeling, physical inventory and cycle counts.

Manufacturing: Production count, work-in-process tracking, raw material consumption, quality control and assurance, lot/batch/serial number control and scrap reporting.

Transportation and Logistics: Proof-of-delivery, turn-by-turn directions, route optimization, cross-docking, returns and driver logging.

Field Mobility: Field service and repair, enterprise asset management, inspection, preventative maintenance, surveys, rounds and readings.

Software

Unlike the market for standardized business software such as email or accounting, the market for enterprise mobile software is more customized.  One size does not fit all.  Software for enterprise mobile systems must support the specialized business processes in an industry-specific and sometimes customer-specific way.  For this reason, DecisionPoint utilizes several avenues to provide the mobile software solutions to meet its customers’ needs depending on their situation and requirements.

•
Software sourced from specialized Independent Software Vendors.  The software produced by key ISVs is designed to fit a need in a particular vertical market and application.  Even still, it must be tailored to meet the needs of each customer.  Depending on the situation, this tailoring is done by DecisionPoint or by the ISV themselves under contract to DecisionPoint.  DecisionPoint has built a network of ISVs in its ecosystem specializing in Field Mobility applications for this purpose.

•
CASE Tools/Pathfinder™ is DecisionPoint’s own application development platform. Developed over the past 20 years, it is a stable and capable software platform for many typical application uses but generally not for Field Mobility applications.

•
Custom software created in-house using standardized programming tools like Microsoft .NET® framework and Java™.  These are used by customer demand or when there is simply no other “off-the-shelf” way to meet the customer’s requirements.

DecisionPoint has multiple software options available which gives us the ability to meet the customer’s total need at the best value to them.  We intentionally have made a point not to be “married” to any single vendor, product offering and/or solution in order to be focused on the customer’s ultimate needs.

Professional Services

DecisionPoint’s professional services offerings fall into one of three categories: business consulting, technical consulting and technical development.  Business consulting is where we engage with our customer to help them understand the potential ROI of implementing mobile computing, as an example, for a particular business process.  Technical consulting services help determine the technology to be used and how it is to be implemented.  Technical development includes actual software programming and configuration of the mobile application itself as well as interface software needed to connect to our customer’s existing back-office systems.

Rollout, Support and Management Services

These services involve actually installing a solution into the customer’s computer systems infrastructure (“implementation”) and then replicating that implementation out to all their operating locations (“rollout”). The rollout is critical because unless the mobile computing solution is rolled out across all operating locations, the desired ROI will most likely be limited.

DecisionPoint offers a wide range of services in this category. They include everything from assembling kits of everything needed for the system on a per location basis (“kitting”) to providing logistical services for rollout (“staging”), to advanced exchange services for broken units in the field, to help desk support and to a self-service portal where a customer can check the status of a service case or equipment repair.

For Field Mobility projects, carrier activation is a key service. Activation is where DecisionPoint actually activates mobile computers and/or devices to run on the carrier networks. Not only is this a key service to complete projects, but it is also a source of revenue for DecisionPoint from the carriers when DecisionPoint activates mobile computers and/or devices to operate on the carrier networks.

Finally, DecisionPoint is adding offerings in the managed services and SaaS categories. Increasingly, customers want to outsource various aspects of operating and maintaining their enterprise mobile systems. DecisionPoint is providing, or soon will be providing, various service offerings to remotely manage customers mobile computers and wireless networks as well as offer mobile software on a SaaS subscription basis.

Hardware

DecisionPoint’s hardware reseller sales strategy is designed to avoid competing for hardware sales based solely on low cost provider status.  Throughout the sales cycle, DecisionPoint is diligent to point out to a customer that hardware is only one component of the complete solution they are looking for.  And by bundling the software and services, mentioned above together with the hardware, DecisionPoint positions itself as the value-added solution provider. This positioning differentiates DecisionPoint from the low-price, ‘discount’ hardware resellers who do not have this capability.

DecisionPoint offers the following types of enterprise wireless and mobile computing hardware on a cost competitive basis:

•	Handheld and vehicle-mounted, ruggedized mobile computers
•	802.11 a/b/g wireless LAN (“Wi-Fi”) infrastructure
•	Mesh networking wireless infrastructure, such as the Motorola Canopy product line
•	RFID tag readers and related infrastructure
•	GPS receivers
•	Two-way radios
•	Handheld bar code scanners
•	Bar code label and RFID tag printers and encoders.

Consumables

DecisionPoint has extensive expertise in bar code and RFID consumables solutions.  We offer a full line of high quality labels, RFID tags, and printer ribbons to meet the demands of every printing system.  We select the right components from a wide range of products on the market from both independent and OEM manufacturers of printers and RFID printers/encoders.  Matching media to the unique application is what makes the system work.  In addition, consumables are essentially a recurring revenue stream once a customer has their system up and running.

Sales and Marketing

Customer Base

DecisionPoint’s historical success has largely followed the broad adoption of enterprise wireless and mobile computing technology industry by industry.  As mentioned above, this adoption pattern started with retail stores and moved backward through the retail supply chain into distribution and then manufacturing.  It also spread horizontally from the retail supply chain into the supply chain of industrial goods as well.  Since the roots of DecisionPoint go back to the mid 1970’s, our customer base mirrors this fact as well.  Our products and services are sold nationwide to a diverse set of customers such as retail, utility, transportation and logistics, manufacturing, wholesale and distribution and other commercial customers.

A cross-section of our customers includes:

•	Retailers in various categories and sizes, including “tier one” companies such as Liz Claiborne, PETCO Animal Supplies, Nike, Nordstrom and Grocery Outlet.

•
Manufacturing companies such as Dade Behring (Division of Siemens), Sargent Manufacturing (Division of ASSA Abloy), Timken Corp., Swiss Army Brands, Smith & Wesson and pharmaceutical companies such as Pfizer and Celgene.

•	Transportation, warehousing and distribution, including logistics companies such as Golden State Overnight and Frontier Logistics.

Now that the Field Mobility marketplace is starting to grow significantly, we are working with customers such as Wackenhut for security services for their patrol officers, Scientific Games for their field service technicians, and Mobile Mini, a provider of mobile temporary storage facilities.

Go-To-Market Model

DecisionPoint aims to deliver the ‘whole solution’ to a customer, from solution design through to support.  Our objective is to target markets that will permit the delivery of as many of these products and services as possible, so as to maximize the profit opportunity while minimizing the costs of sale and delivery.

Thus, DecisionPoint seeks to classify the type of end-user that it targets in order to quickly and cost-effectively put the right amount of resources on each sales opportunity.  The three main end-user classifications are:

•
Full Solution Customer - This is a customer that wants us to provide not only the entire solution, but also the ongoing support of the system.  Such an end-user views the entire system as critical to its business and wants to outsource it to industry professionals.  This is the ideal customer for DecisionPoint, one that understands and values the cost effectiveness of the entire solution and ongoing support of the system.

•
Customer as their own integrator - The end-user sources all the parts and pieces of the system, programs it, installs it, commissions it and supports it.  In effect, the customer is their own integrator, and wants to buy products and services only in a transactional relationship.  DecisionPoint limits its resources to provide these customer with competitive product and service pricing.

•
Hybrid Customer - Such customers have some systems integration capability themselves but have also recognized that “they know what they don’t know” and are willing to contract for certain services as part of an enhanced transactional relationship.  A Hybrid Customer is attractive on a case-by-case basis depending on the circumstances of the situation.

In each of the three scenarios above, we strive to position our professional services as a core value-added component to the customer.  Our ability to reliably test, configure, kit, stage, and deploy large rollouts of mobile computers for specialized applications is a key service offering that enables our customers to realize the ROI they were expecting on mobile computing in the first place.

Sales and Sales Support

DecisionPoint supports its go-to-market model using field-based teams of seasoned account executives with both pre- and post- sale systems architects who are experienced in all areas of enterprise mobile computing.  Their focus is to develop customers’ enterprise wireless and mobile computing requirements in order to develop solutions for them and ultimately close business for our product and service set that fulfills those requirements.

DecisionPoint fulfills the need for application software both in-house and through ISVs depending on specific customer need.  ISVs like this model because they are generally looking for sales, marketing and integration partners like DecisionPoint to expand their own reach.

We currently employ 49 people in our sales and professional services operation.  We have 20 sales people, each one qualified in system technology design, installation and integration.  They receive substantial technical support and assistance from 21 systems and technicians and 8 software engineers.  Supporting the sales effort are 5 sales administrators, who are responsible for the detailed order entry and for the inputting of the related data into our MAS accounting system.

Geographically, the sales team is spread out throughout the United States and can handle projects on a national and international basis from its East and West coast facilities.  When a situation dictates, we may utilize independent contractors.

Sales System Support: salesforce.com

DecisionPoint makes extensive use of the salesforce.com customer relationship management (“CRM”) system to support its sales and marketing operations.  All business processes from demand creation through closing orders are tracked using salesforce.com.  This includes the following business processes: marketing campaign management, lead generation, sales opportunity and pipeline management, sales forecasting, sales territory and account management, and strategic account planning.

In addition, all professional services projects are tracked using salesforce.com as well as time tracking.  These tools allow us to get a picture of project profitability which helps us manage our key project resources.

Marketing Activities

DecisionPoint addresses our target markets through a combination of our own marketing activities, relationship selling and vendor-supplied leads.  The common aim is to establish our credibility in the space, and then definitively demonstrate to the potential customer that DecisionPoint can tailor solutions to that customer’s needs.

Our seasoned sales team also provides many sales opportunities through past relationships and detailed domain knowledge of the operations of the top companies in the target market space.  Given that enterprise wireless and mobile computing systems are a complex sale, it is very beneficial to have knowledge of how individual companies actually operate, how they address IT systems issues, and how they buy and manage complex technology.  Our sales teams use such information to their advantage against some of the commodity-type resellers in the space.

Vendor-supplied leads play a part in our success as well, in that vendors see it to their advantage to funnel sales opportunities to DecisionPoint thereby minimizing their selling costs.  They are also willing to spend a sizeable portion of their discretionary marketing development budget for demand generation activities.

Our investment in our Field Mobility practice is paying off in the form of wireless carrier sales leads.  We established key wireless carrier relationships in 2008, and are now seeing the fruit of our labor.  The carriers in many areas of the country have DecisionPoint as ‘top-of-mind’ when it comes to bringing specialized mobile applications to their existing customers.

In early 2009, we added an internal sales development function.  Currently staffed by a seasoned industry veteran, this function is to continually cull all sources of leads and nurture them to the qualification stage where it makes economic sense for one of our account executives to get involved.

Realizing that statistics show that the vast majority of B2B activity today starts with an Internet search, we have invested in some forward-thinking tools and technologies to help meet our future customers there.  For 2009, this includes not only a major revamp of our website, www.decisionpt.com, but also piloting online, closed-loop demand generation technologies and programs in order to productively increase the sales pipeline.  This includes email marketing with closed-loop feedback as well as email campaigns that track recipient behavior after their receipt in real time.  This allows us to convert them into active prospects at the exact time they are investigating solutions for their particular problem.

Competition

The business in which the DecisionPoint operates in is highly competitive.  Continued evolution in the industry, as well as technological migration, is opening up the market to increased competition.  Other key competitive factors include: technology offered; price; availability of financing; product and system performance; product features, quality, availability and warranty; the quality and availability of service; company reputation; relationship with key customers and time-to-market.  We believe we are uniquely positioned in the industry due to our strong customer and vendor relationships, our technological leadership and capabilities and our comprehensive range of offerings.

DecisionPoint competes with other VAR and SI engineering organizations in system design, integration and maintenance arenas.  However, as a Tier-1 reseller for major equipment vendors including Motorola and Zebra, we encounter fewer than ten competitive Tier-1 VARs and SIs representing these manufacturers in the marketplace.

DecisionPoint typically wins business from such competitors based on its turnkey software engineering skills and one-stop-shop technical capabilities. Recognizing DecisionPoint as a significant VAR within its universe of Tier 1 partners, Motorola has granted DecisionPoint variable pricing applicable to specific major customers. These price discounts give us an edge in the marketplace through greater margin flexibility. As a result, we do not typically lose contracts due to price sensitivity.

Large system integrators are seeking to move further into the segment that we compete in. Competitors in this segment, including us, may also serve as subcontractors to large system integrators and are selected based on a number of competitive factors and customer requirements. Where favorable to us, we may partner with other system integrators to make available our portfolio of advanced mission-critical services, applications and devices.

DecisionPoint has identified the following ten (10) companies as primary competitors in the VAR and SI spaces:

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International Business Machines Corp. (Nyse:IBM) – Although much, much larger than DecisionPoint, IBM seeks to deliver the same type of value proposition to the market.  Their level of success varies.  As with any very large organization, enterprise wireless and mobile computing are just one of a large set of competencies and services they advertise to the marketplace.

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Peak Technologies, Inc. - Maryland-based Peak is an integrator of AIDC equipment including wireless RF, network and ERP integration solutions, enterprise printing, bar code scanning, mobile computing, and terminal and software technologies.  Peak was originally built up by current DecisionPoint executives, CEO Nicholas Toms and CFO Donald Rowley, who then sold the company to Moore Corporation (now RR Donnelley) in 1997.  RR Donnelley, as part of its strategy to focus on commercial printing, sold Peak to Platinum Equities in December 2005.  Peak sales for 2005 were about $240 million but, after the disposal of certain business units during 2006, are estimated to be somewhat in excess of $100 million, currently.

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Agilysys, Inc. (Nasdaq:AGYS) - Formerly known as Pioneer Standard Electronics, Agilysys is a publicly traded NASDAQ company and is a distributor of enterprise computer system solutions with $1.8 billion in revenue.  One of whose divisions provides services similar to those offered by DecisionPoint.

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Catalyst International, Inc. - Catalyst is a $50 million revenues supplier of supply chain solutions on multiple technology platforms.  It is a certified SAP Services Provider, including wireless enabling of SAP applications.  The company claims 12,000 customers in 20 countries including Boeing, Abbott Laboratories and Sony Corporation.  Catalyst is wholly owned by CDC Corporation (Nasdaq:CHINA), a NASDAQ traded company.

•	Stratix, Inc. - Georgia-based Stratix is a substantial competitor of DecisionPoint, especially in the South Eastern part of the US. Stratix had estimated revenues of $110 million in 2006.

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Miles Technologies Inc. - Headquartered in Lake Zurich, IL, Miles is a service oriented reseller of bar code printers, wireless data collection devices, RFID and consumables.  Miles is considered to be a niche player in the upper Midwest.

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Acsis, Inc. - Acsis is a SAP-certified global enterprise software company that automates supply chain operations with a platform, Data-Link Enterprise, which interfaces with multiple types of equipment on the manufacturing/distribution floor, such as barcode and RFID readers.  Acsis is now part of Safeguard Scientifics, Inc. (Nyse:SFE), a NYSE traded company.

•	InfoLogix, Inc. (Nasdaq:IFLG) – The company is a NASDAQ traded company and a supplier of enterprise mobility solutions that is primarily focused on the hospital systems marketplace.

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Barcoding, Inc. - helps organizations streamline their operations with automatic identification and data collection systems (AIDC).  Clients include manufacturing, distribution, healthcare and warehousing enterprises, as well as state, local and federal agencies.  Based in Baltimore, Maryland, they have eleven regional offices throughout North America, as well as representation in Europe and Australia.

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CMAC, Inc. – They are located Alpharetta, GA-and are a logistics consulting and systems integration firm focused on delivering operational and technical supply chain solutions.  They implement supply chain planning, execution, and automated data collection solutions.

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Other Competitors in the U.S - Certain ‘catalog and online’ AIDC equipment resellers offer end-users deeply discounted, commodity oriented products; however, they typically offer limited or no maintenance support beyond the manufacturer’s warranty (which generally results in slower repair turnaround time).  More importantly, as end users have become increasingly dependent on VARs and SIs to provide platform design, integration and maintenance, end users typically do not place major purchase orders with such resellers.

Employees

As of June 2009, DecisionPoint had a total of 61 full time and 2 part time employees.  DecisionPoint has not experienced any work disruptions or stoppages and it considers relations with its employees to be good.

Legal Proceedings

From time to time, DecisionPoint may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business.  DecisionPoint is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Property

As of June 2009, our corporate headquarters is located in Parsippany, New Jersey where we lease 3,600 square feet.   Our West coast sales and operations including sales administration, software development, depot operation, and the financial management of DecisionPoint are located in Foothill Ranch, California where we lease 7,500 square feet.  In addition, we lease 3,000 square feet in Shelton, Connecticut for our East coast sales and operations including sales administration and software development, and an additional 2,000 square feet in South Plainfield, New Jersey for our East coast depot operation.  These facilities are suitable for our purposes and are expected to accommodate our needs for the foreseeable future.

RISK FACTORS

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although our management team has been engaged in software development for an extended period of time, we did not begin operations of our current business until December 2003, which was subsequently expanded with the acquisition of SBS in March 2006.  We have a limited operating history in our current combined form, which makes it difficult to evaluate our business on the basis of historical operations.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Reliance on our historical results may not be representative of the results we will achieve.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, product costs or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our results of operations have not been consistent, and we may not be able to maintain profitability.

We incurred a net loss of $0.4 million for the quarter ended March 31, 2009, $0.8 million for the year ended December 31, 2008 and a net loss of $4.2 million for the year ended December 31, 2007.  Our business plan is speculative and unproven.  Although our revenues grew substantially due to our growth strategy, we achieved a loss in the two most recent fiscal years, and, as a result, there is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will sustain profitability now or in the future.  If we incur significant operating losses, our stock price may decline, perhaps significantly.

We expect that we will need to raise additional funds, and these funds may not be available when we need them.

We believe that we will need to raise additional monies in order to fund our growth strategy and implement our business plan.  Specifically, we expect that we will need to raise additional funds in order to pursue rapid expansion, develop new or enhanced services and products, and acquire complementary businesses or assets.  Additionally, we may need funds to respond to unanticipated events that require us to make additional investments in our business.  There can be no assurance that additional financing will be available when needed, on favorable terms, or at all.  If these funds are not available when we need them, then we may need to change our business strategy and reduce our rate of growth.

Our competitors may be able to develop their business strategy and grow revenue at a faster pace than us, which would limit our results of operations and may force us to cease or curtail operations.

The wireless mobile solutions marketplace, while highly fragmented, is very competitive and many of our competitors are more established and have greater resources.  We expect that competition will intensify in the future.  Some of these competitors also have greater market presence, marketing capabilities, technological and personnel resources than our company.  As compared with our company therefore, such competitors may:

-	develop and expand their infrastructure and service/product offerings more efficiently or more quickly
-	adapt more swiftly to new or emerging technologies and changes in client requirements
-	take advantage of acquisition and other opportunities more effectively
-	devote greater resources to the marketing and sale of their products and services
-	leverage more effectively existing relationships with customers and strategic partners or exploit better recognized brand names to market and sell their services.

These current and prospective competitors include:

-	other wireless mobile solutions companies such as Peak Technologies, Agilysys, Acsis, Stratix, InfoLogix and Catalyst International
-	in certain areas our existing hardware suppliers, in particular Symbol but also Intermec, Zebra and others
-	the in-house IT departments of many of our customers.

A significant portion of our revenue is dependent upon a small number of customers and the loss of any one of these customers would negatively impact our revenues and our results of operations.

We derived approximately 23% of our revenues from our two largest customer and 46% from our five largest customers in 2008.  Customer mix shifts significantly from year to year, but a concentration of the business with a few large customers is typical in any given year.  A decline in our revenues could occur if a customer which has been a significant factor in one financial reporting period gives us significantly less business in the following period.

Our sales and profitability may be affected by changes in economic, business or industry conditions.

If the economic climate in the U.S. or abroad deteriorates, customers or potential customers could reduce or delay their technology investments.  Reduced or delayed technology investments could decrease our sales and profitability.  In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and professional services.  This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and can also result in downward price pressures, causing our sales and profitability to decline.  In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve.  There are many other factors which could affect our business, including:

•	the introduction and market acceptance of new technologies, products and services;

•	new competitors and new forms of competition;

•	the size and timing of customer orders;

•	the size and timing of capital expenditures by our customers;

•	adverse changes in the credit quality of our customers and suppliers;

•	changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;

•	changes in the terms of our contracts with our customers or suppliers;

•	the availability of products from our suppliers; and

•	variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

We rely on key vendors and the loss of any one of these relationships would negatively impact our results of operations.

We rely heavily on a number of privileged vendor relationships as a Tier One VAR and PartnerSelect Business Partner for Motorola, a manufacturer of bar code scanners and portable data terminals; as an Honors Solutions Provider for Intermec, a manufacturer of bar code scanners and terminals; as a Premier Partner with Zebra, a printer manufacturer, and O’Neil, the leading provider of ‘ruggedized’ handheld mobile printers.  The loss of VAR status with any of these manufacturers could have a substantial adverse effect on our business.

We have not sought to protect our proprietary knowledge through patents and, as a result, our sales and profitability could be adversely affected to the extent that competing products/services were to capture a significant portion of our target markets.

We have generally not sought patent protection for our products and services, relying instead on our technical know-how and ability to design solutions tailored to our customers’ needs.  Our sales and profitability could be adversely affected to the extent that competing products/services were to capture a significant portion of our target markets.  To remain competitive, we must continually improve our existing personnel skill sets and capabilities and the provision of the services related thereto.  Our success will also depend, in part, on management’s ability to recognize new technologies and services and make arrangements to license in, or acquire such technologies so as to remain always at the leading edge.

We must effectively manage the growth of our operations, or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process.  If funding is available, we intend to increase the scope of our operations and acquire complimentary businesses.  Implementing our business plan will require significant additional funding and resources.  If we grow our operations, we will need to hire additional employees and make significant capital investments.  If we grow our operations, it will place a significant strain on our existing management and resources.  If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce.  Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

If we fail to continue to introduce new products that achieve broad market acceptance on a timely basis, we will not be able to compete effectively and we will be unable to increase or maintain sales and profitability.

Our future success depends on our ability to develop and introduce new products and product enhancements that achieve broad market acceptance.  If we are unable to develop and introduce new products that respond to emerging technological trends and customers’ mission critical needs, our profitability and market share may suffer.  The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business could be harmed.  We must commit significant resources to developing new products before knowing whether our investments will result in products the market will accept.  We may encounter delays in deploying new or improved products.

We are active in the identification and development of new products and technologies and in enhancing our current products.  However, in the enterprise mobility solutions industry, such activities are complex and filled with uncertainty.  If we expend a significant amount of resources and our efforts do not lead to the successful introduction of new or improved products, there could be a material adverse effect on our business, profitability, financial condition and market share.

We may also encounter delays in the manufacturing and production of new products.  Additionally, new products may not be commercially successful.  Demand for existing products may decrease upon the announcement of new or improved products.  Further, since products under development are often announced before introduction, these announcements may cause customers to delay purchases of any products, even if newly introduced, until the new or improved versions of those products are available.  If customer orders decrease or are delayed during the product transition, we may experience a decline in revenue and have excess inventory on hand which could decrease gross profit margins.  Our profitability might decrease if customers, who may otherwise choose to purchase existing products, instead choose to purchase lower priced models of new products.  Delays or deficiencies in the development, manufacturing, and delivery of, or demand for, new or improved products could have a negative effect on our business or profitability.

We face competition from numerous sources and competition may increase, leading to a decline in revenues.

We compete primarily with well-established companies, many of which we believe have greater resources than us.  We believe that barriers to entry are not significant and start-up costs are relatively low, so our competition may increase in the future.  New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost.  If competitors with significantly greater resources than ours decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion.  We may not have the resources to compete effectively with current or future competitors.  If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected.  Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals, including our Chief Executive Officer, Chief Financial Officer, Executive Vice President and certain other senior management individuals.  We cannot guarantee that we will be successful in retaining the services of these or other key personnel.  If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

Our inability to hire, train and retain qualified employees could cause our financial condition to suffer.

The success of our business is highly dependent upon our ability to hire, train and retain qualified employees.  We face competition from other employers for people, and the availability of qualified people is limited.  We must offer a competitive employment package in order to hire and retain employees, and any increase in competition for people may require us to increase wages or benefits in order to maintain a sufficient work force, resulting in higher operation costs.  Additionally, we must successfully train our employees in order to provide high quality services.  In the event of high turnover or shortage of people, we may experience difficulty in providing consistent high-quality services.  These factors could adversely affect our results of operations.

SPECIFIC RISKS RELATING TO OUR COMMON STOCK

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  The payment of dividends on our common stock would depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

Our common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "DNPI".  There is a limited trading market for our common stock.  Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

A sale of a substantial number of shares of the Company's common stock may cause the price of its common stock to decline.

If the Company’s stockholders sell substantial amounts of the Company’s common stock in the public market, the market price of its common stock could fall.  These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate.  Stockholders who have been issued shares in the Acquisition will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1 which establishes the definition of a "penny stock", for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward Looking Statements

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties.  We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses.  No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;
•	Our ability to raise capital when needed and on acceptable terms and conditions;
•	The intensity of competition; and
•	General economic conditions.

All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

RESULTS OF OPERATIONS

DecisionPoint’s discussion of the actual results of operations below is based upon the certified audited financial statements for the years ended December 31, 2008 and 2007, and for the unaudited management’s results of operations for the quarter ended March 31, 2009, as compared to the previous year’s quarter ended at March 31, 2008.  These should be read in conjunction with the footnotes attached to the audited financial statements included elsewhere in this report.

Following the merger between the Company and DecisionPoint, the Company changed its fiscal year end to December 31 to match that of DecisionPoint. As a result of this change and pursuant to SEC staff guidance, the Company will file its first combined Form 10-Q following the merger (and related change of its fiscal year end) for the quarter ending June 30, 2009.

Due to normal year end account re-classification, interim unaudited financial statements may not always reflect the same account groupings as the audited financial statements.

Comparison of the Quarter Ended March 31, 2009 and 2008

Revenues were $11.7 million for the quarter ended March 31, 2009, compared to $13.1. million for the quarter ended March 31, 2008, a decrease of $1.4 million or 10.9%.  The decrease in revenue was due to the reduced economic conditions in the US which has continued into 2009.

Cost of sales was $9.6 million for the quarter ended March 31, 2009, compared to $10.5 million for the quarter ended March 31, 2008, a decrease of $0.9 million or 8.2%.  Our gross profit was $2.0 million for the quarter ended March 31, 2009, compared to $2.6 million for the quarter ended March 31, 2008, a decrease of $0.6 million or 22.1%, resulting from a decrease in our gross margin to 17.5% in 2009, down from 20% in the comparable period of 2008.

Our selling, general and administrative expenses were $2.2 million for the quarter ended March 31, 2009, compared to $2.6 million for the quarter ended March 31, 2008, a decrease of $0.4 million or 16.2%.  The decrease in the first quarter of 2009, was the result of reduced revenue and the commensurate reduction in commission expense and our ability to effectively monitor our sales, marketing and technical resources expenses to partially offset the reduced revenue level in 2009.

Our operating income was a negative $0.1 million for the quarter ended March 31, 2009, as compared with $0- operating income for quarter ended March 31, 2008.

Other expense were immaterial for the quarter ended March 31, 2009, compared with $0.1 million for the quarter ended March 31, 2008, an decrease of approximately $0.1 million.  The Company did not incur significant expenses in connection with the reverse merger and financing in either period.

Our interest expense, which is derived from interest paid on our bank credit facility and subordinated debt, was $0.3 million for the quarter ended March 31, 2009, compared to $0.3 million for the quarter ended March 31, 2008.  There was a slight decrease in interest expense that was the result of lower interest charges on our bank credit facility and subordinated debt.

The ESOP contribution was immaterial for each quarter.

Comparison of the Years Ended December 31, 2008 and 2007

Revenues were $53.3 million for the year ended December 31, 2008, compared to $51.4 million for the period December 31, 2007, an increase of $1.8 million or 3.6%.  The increase in revenue was due to the continued growth in enterprise mobility and RFID systems in the supply chain and the geographical expansion of DecisionPoint.

Cost of sales was $43.2 million for the year ended December 31, 2008, compared to $42.3 million for the year ended December 31, 2007, an increase of $.9 million or 2.2%.  Our gross profit was $10.1 million for the year ended December 31, 2008, compared to $9.2 million for the year ended December 31, 2007, an increase of $0.9 million or 10.0%, resulting in a gross margin of 18.9% in 2008, up significantly from 17.8% in 2007.  This is a direct result from our concerted effort to change our revenue mix toward higher margin professional services and software sales as opposed to the historically lower margin hardware only sales.

Our selling, general and administrative expenses were $9.1 million for the year ended December 31 2008, compared to $8.9 million for year ended December 31, 2007, an increase of $0.2 million or 1.6%.  The increase in 2008 was the result of expanding our sales and marketing resources to take advantage of the unexpected availability of certain highly qualified individuals within the industry, additional finance and administrative personnel and the additional costs of preparing for transitioning from a private to public company.

Our operating income was $1.0 million for the year ended December 31, 2008, compared with operating income of $0.2 million for the year ended December 31, 2007, an improvement of approximately $0.8 million.

Other expense was $0.6 million for the year ended December 31, 2008, as compared with $3.1 million for the year ended December 31, 2007, a decrease of approximately $2.6 million.  Within other expense, legal expense decreased from $1.3 million to $-0-, mainly due to the resolution of the lawsuit against a competitor and certain of its executives.  In 2008, we had transaction expenses of $0.6 million related to costs of the planned merger and offering.  In 2007, the transaction related expenses were $0.2 million, approximately.

Our interest expense, which is derived from interest paid on our bank credit facility and subordinated debt, was $1.2 million for both years ended December 31, 2008 and 2007.  Although the interest expense was consistent in both years, the result was a combination of lower effective interest rates and offset by higher total borrowings.

The net ESOP contribution was $0.1 for both years ended December 31, 2008 and 2007, respectively.

LIQUIDITY AND CAPITAL RESOURCES

General

For the quarter ended March 31, 2009 and the years ended December 31, 2008 and 2007, we had cash and cash equivalents of approximately $0.1 million, $0.9 million and $0.6 million, respectively.  We have used, and plan to use, such cash for general corporate purposes, including working capital.

As of March 31, 2009, DecisionPoint had negative working capital of $11.0 million and total stockholders’ deficit of $8.7 million.  Included in current liabilities, is deferred revenue which totals $8.8 million as at March 31, 2009, which reflects services that are to be performed in future periods but that have been principally paid and/or accrued for and therefore, do not generally represent additional future cash outlay requirements.

We believe that cash on hand, plus amounts anticipated to be generated from operations and private placements, as well as borrowing availability under our asset-based credit facility, will be sufficient to support consolidated operations through the 12-month period ending May 31, 2010.

In December 2006, and subsequently amended, we executed a Loan and Security Agreement with Silicon Valley Bank.  Under the terms of the agreement, the bank provided us with a $6.5 million line of credit.  The proceeds from the loan were used to pay off existing loans and to provide additional working capital.  The loan is collateralized by all of the tangible and intangible assets of DecisionPoint.  At March 31, 2009, the total outstanding balance owed to our bank was $2.7 million reported as $2.3 million line of credit with the balance of $0.4 million for the note payable, which is classified as current portion.  The interest rate through March 2009, on the Loan and Security Agreement is at prime plus 2.5% with 0.75% interest rate reduction based on profitability, and contains a financial covenant of defined minimum tangible net worth, with which we were in compliance at March 31, 2009.  Additionally, the rate is subject to an interest rate floor of 7.75% or the bank’s prime rate, whichever is higher.  The Company’s effective interest rate at March 31, 2009 was 10.25%.

During March 2009, DecisionPoint amended its agreement with Silicon Valley Bank to provide for a two (2) year renewal of the Loan and Security Agreement along with an increase in the total credit facility to $8.5 million.  Additional terms provide for a reduction in interest rate floor to 4% and increase in line of credit portion rate to prime plus 4%.  The Company’s effective interest rate beginning April 2009, will be 8.0%.

CASH FLOWS

For the quarter ended March 31, 2009, net cash provided from operating activities was $0.5 million, primarily due to the net changes in working capital and the loss from operation.  Net cash used in financing activities was $1.4 million for the quarter ended March 31, 2009, primarily from a net decrease in bank debt and a decrease in subordinated debt during the period.  Cash used in investing activities for the quarter ended March 31, 2009, was $0. for the quarter ended March 31, 2009

During the year ended December 31, 2008, net cash provided from operating activities was $1.1 million, primarily due to the positive net changes in working capital.  Net cash used in financing activities was $1.4 million for the year ended December 31, 2008, including a decrease in senior bank debt of $0.6 and a net decrease of $0.9 million in our revolving credit facility.  Cash from investing activities for the year ended December 31, 2008, was from the write-off of an investment in a potential acquisition that did not occur.

CRITICAL ACCOUNTING ESTIMATES

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Critical accounting policies are those that require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. In preparing the financial statements, management has utilized available information, including our past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and estimation:

Principles of consolidation

The consolidated financial statements include the accounts of DecisionPoint and its wholly-owned subsidiaries, DecisionPoint Systems CA, Inc. and DecisionPoint Systems CT, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventory

Inventory is stated at the lower of average cost or market. Cost is determined using the first in, first out method.

DecisionPoint periodically reviews its inventories and makes provisions as necessary for estimated obsolescence and slow-moving goods. The amount of such markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

Impairment of long-lived assets

DecisionPoint accounts for long-lived assets in accordance with Statement of Financial Accounting Standards 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell. As of March 31, 2009, December 31, 2008 and 2007, DecisionPoint has determined that no adjustment for impairment is required.

Intangible assets

Intangible assets representing deferred financing costs are amortized on a straight-line basis over the estimated useful life of the asset. As of March 31, 2009, deferred financing costs were fully amortized.

Revenue recognition

Revenue consists of sales of mobile devices and related equipment, professional services, software customization, and proprietary and prepackaged software. Sales revenue is recognized upon delivery and/or installation to the customer, title has passed, the collection of the related receivable is deemed probable by management and no obligations to the customer remain outstanding. Revenue derived from professional services and software customization are rendered on a per-diem or fixed fee basis. Per-diem billing is recognized as the services are delivered. Fixed fee services are accounted for in conformity with either the percentage-of-completion or completed contract accounting method. Percentage-of-completion generally uses input measures, primarily labor costs, where such measures indicate progress to date and provide a basis to estimate completion.

Revenue from maintenance and support agreements, along with the related cost, is deferred and recognized ratably over the term of the agreement.

Income taxes

DecisionPoint accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and are measured at the prevailing enacted tax rates that will be in effect when these differences are settled or realized. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Off-Balance Sheet Arrangements

None.

Controls and Procedures

The term “disclosure controls and procedures” is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, or the Exchange Act.  This term refers to the controls and procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission.  The Company’s management, including its principal executive officer and principal financial officer, has evaluated the effectiveness of disclosure controls and procedures as of the end of the period covered by this report.  Based upon that evaluation, the Company’s principal executive officer and principal financial officer have concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding the Company’s officers and directors following the Merger with DecisionPoint.

Name	Age	Position

Nicholas R. Toms	60	Chief Executive Officer, President and Chairman
Donald W. Rowley	57	Chief Financial Officer
John E. Chis	52	Senior Vice President, Sales
Matthew J. Lombardi	56	Senior Vice President, Business Development
Gregory A. Henry	46	Vice President, Technology and Operations
Brent Felker	48	Vice President, Field Mobility
Melinda Wohl	38	Vice President, Finance – Controller and Treasury
Roy A. Ceccato	50	Vice President, Finance – SEC Reporting and Compliance

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Code of Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives, however, we intend to adopt one in the near future.

Background of Executive Officers and Directors

Nicholas R. Toms, Chairman, Chief Executive Officer, President and Director

Mr. Toms became CEO of DecisionPoint as of December 31, 2003, when an ESOP that he organized together with Mr. Rowley acquired DecisionPoint.  As a former corporate finance/M&A attorney with Skadden Arps Slate Meagher & Flom, Mr. Toms is an entrepreneur and has been involved with middle market businesses for the past several years.  He also serves as CEO of Cape Systems Group, Inc. (formerly Vertex Interactive, Inc.), a provider of warehouse management software systems.  In 1989, Mr. Toms founded Peak Technologies where he served as Chairman, President and CEO.  In 1997, Peak was sold to Moore Corporation in a transaction valued at approximately $300 million.  In 1986, an investor group of which Mr. Toms was a principal, orchestrated the buyout of Thomson T-Line Plc, a publicly traded company based in London, England.  Mr. Toms is a graduate of Stellenbosch University (South Africa) in economics and law (LL.B) and New York University (LL.M).

Donald W. Rowley, Chief Financial Officer

Mr. Rowley joined DecisionPoint in December 31, 2003, when an ESOP that he organized together with Mr. Toms acquired DecisionPoint.  He has over thirty years of business experience including top-level officer positions with both publicly quoted and privately held companies.  Mr. Rowley has almost twenty years of experience, specifically in the data capture industry, including working with Mr. Toms in founding Peak Technologies and serving as CFO.  He was previously Executive Vice President Strategic Planning at Vertex Interactive, Inc. (now Cape Systems Group, Inc.) from 2000 to 2003.  Additionally, his AIDC industry experience includes serving as CFO of publicly traded Norand Corporation, now part of Intermec, and as a consultant to Cerplex Group, a publicly traded company that provided depot computer and computer peripheral repair and logistics services.

John E. Chis, Senior Vice President, Sales

Mr. Chis joined DecisionPoint in November 2004, as General Manager and Vice President of Sales.  He previously worked at Symbol Technologies, Inc. and Telxon (which was acquired by Symbol) for more than 20 years in various sales, marketing and operations management positions.

Matthew J. Lombardi, Senior Vice President, Business Development

Mr. Lombardi joined Sentinel Business Systems, Inc. in 2004, as CEO until March 2006, when the company merged with DecisionPoint.  Mr. Lombardi was previously the co-founder of Planet Technology Solutions, before merging it with Vytek Corporation, a national wireless systems integrator, where he became President of the IT Solutions Group.  From 1983 to 1998, he was at Toys “R” Us, and in the last 7 years served as Vice President – Information Technology.

Gregory A. Henry, Vice President, Technology and Operations

Mr. Henry joined DecisionPoint in February 2001, after 13 years with Symbol Technologies, Inc. (now part of Motorola) in systems engineering, product development, sales and service management.  Mr. Henry is responsible for DecisionPoint’s professional services, software development and operations.

Brent L. Felker, Vice President, Field Mobility

Mr. Felker joined DecisionPoint in December 2007.  He is responsible for the company’s Go-To-Market strategy for “Outside the 4 walls” business, setting strategy, identifying and managing key alliances and acting as Subject Mater Expert for the field.  For more than 20 years, Mr. Felker has been involved in helping a wide variety of mobile computing companies increase sales, revenue and market share in North America.  He has held senior leadership positions at PEAK Technologies, Symbol Technologies (now Motorola), Comtech Tolt and most recently Psion Teklogix where he was Americas Vice President of Mobile Solutions.

Melinda Wohl, Vice President, Finance - Controller and Treasury

Ms. Wohl joined DecisionPoint in August 2004.  Ms. Wohl is responsible for DecisionPoint’s consolidated internal financial reporting, sales administration and treasury.  Prior to working for DecisionPoint, Ms. Wohl served as Controller for an international manufacturer/distributor of electronic components and as an accountant for a lighting products manufacturer.

Roy A. Ceccato, Vice President, Finance – SEC Reporting and Compliance

Mr. Ceccato joined DecisionPoint in July 2007.  He is responsible for external financial reporting for the SEC public reporting requirements and will include Sarbanes-Oxley compliance.  Prior to joining DecisionPoint, Mr. Ceccato was a Director and CFO for an environmental remediation contractor where he was brought in to structure the purchase of the prior company’s assets out of bankruptcy.  He has also worked in various roles as Director and Treasurer, Chief Financial Officer and Director of Finance, of several public companies in service and manufacturing industries.

David M. Rifkin, Director

Mr. Rifkin has been an investor in DecisionPoint and a Director since 2003.  Mr. Rifkin is the President and CEO and co-owner of eGlobalfares, LLC, a software and solution provider to the travel industry. Prior to investing in and joining eGlobalfares in 2006, Mr. Rifkin was the SVP of Corporate Sales and a member of the executive team at Adelman Travel Group, a top 10 U.S. travel management company from 2003.  After graduating Bucknell University in 1977 with a bachelor’s degree in business administration,  Mr. Rifkin joined the family businesses in insurance, real estate and travel.  As a result, Mr. Rifkin has had experience with owning, managing and selling commercial properties and he was licensed in personal and commercial insurance lines.  Rifkin Travel was sold to the Adelman Travel Group in 2003.  Mr. Rifkin has been involved at executive board levels with many community, not for profit organizations.  This includes challenging experiences of successfully executing several turn arounds of critical community agencies and institutions.

Jay B. Sheehy, Director

Mr. Sheehy became associated with DecisionPoint as an early investor in 2003.  Mr. Sheehy has been the President and Principal of Kamco Supply of New England, a $100M building materials distribution business since 1996..  From 1984-1995, Mr. Sheehy was President and Principal of Stanley Svea Building Supply until he merged the company into Kamco.  Previously, Mr. Sheehy held an internal audit position at Connecticut Bank and Trust, Budget Analyst post with Combustion Engineering and was a Manager of Financial Analysis with Pepsico.  After graduating Bucknell University in 1977 with a bachelor’s degree in business administration he went on to earn an MBA from the University of Connecticut, APC from NYU and his CPA accreditation.  Mr. Sheehy is a Trustee of The Gunnery School, a Board Member of the Connecticut Business and Industry Association(CBIA) and a an officer of Churchill Casualty Insurance.

Executive Compensation

The following table summarizes all compensation recorded by DecisionPoint in each of the last two completed fiscal years for our principal executive officers and our three most highly compensated executive officers who were serving as executive officers as of the end of the last fiscal year.  Such officers are referred to herein as our “Named Officers.”

						Non- Equity	Change in Pension Value &
				Stock	Option	Incentive	Non-Qualified	All
Name	Year	Salary ($)	Bonus	Award	Award	Plan	Deferred Comp	Other ($)	Total ($)

Nicholas R. Toms
	2007	232,000	-	-	-	-	-	8,025	240,025
	2008	240,000	-	-	-	-	-	3,333	243,333

Donald W. Rowley
	2007	232,000	-	-	-	-	-	8,025	240,025
	2008	240,000	-	-	-	-	-	3,333	243,333

Matthew J. Lombardi
	2007	192,000	-	-	-	-	-	79,872	271,872
	2008	200,000	-	-	-	-	-	62,071	262,071

John E. Chis
	2007	200,000	-	-	-	-	-	6,333	206,333
	2008	200,000	-	-	-	-	-	6,344	206,344

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008 for each of the executive officers.

	Option Awards					Stock Awards

Name	Number	Number	Equity	Option	Option	Number	Market	Equity	Equity
	of	of	Incentive	Exercise	Expiration	of Shares	Value of	Incentive	Incentive
	Securities	Securities	Plan	Price	Date	or Units	Shares or	Plan	Plan
	Underlying	Underlying	Awards:			of Stock	Units of	Awards:	Awards:
	Unexercised	Unexercised	Number of			That	Stock	Number of	Market or
	Options	Options	Securities			Have	That	Unearned	Payout
	Exercisable	Unexercisable	Underlying			Not	Have	Shares,	Value of
	(#)	(#)	Unexercised			Vested	Not	Units or	Unearned
			Unearned			(#)	Vested	Other	Shares,
			Options				(#)	Rights	Units or
			(#)					That Have	Other
								Not Vested	Rights
								(#)	That Have
Not Vested
Nicholas R. Toms
	1,880,119	-	-	$0.20	1/1/2014	-	-	-	$-
	97,946	146,918	-	0.26	12/31/2016	-	-	-	-

Donald W. Rowley
	1,880,119	-	-	0.20	1/1/2014	-	-	-	-
	97,946	146,918	-	0.26	12/31/2016	-	-	-	-

John E. Chis (*)
	97,946	146,918	-	0.26	12/31/2016	-	-	-	-

David M. Rifkin (**)
	22,038	198,340	-	0.26	12/31/2016	-	-	-	-

(*) Mr. Chis was granted 50 options on February 12, 2009, with a ten (10) year expiration term.
(**) Mr. David M. Rifkin is a Director of the Company.

Except as set forth above, no other named officer of DecisionPoint has received an equity award.

Director Compensation and Committees

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made during the year ended December 31, 2008.

	Fees Earned				Change in Pension Value &
	or			Non-Equity	Nonqualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
David M. Rifkin	$12,000	$-	$-	$-	$-	$-	$12,000
Jay B. Sheehy (*)	-	-	-	-	-	-	-

(*) Mr. Sheehy was appointed a Director in June 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 2009, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over their shares beneficially owned.

Name of Beneficial Owner (1)		Common Stock Beneficially Owned		Percentage of Common Stock (2)

Nicholas R. Toms	Executive Officer and Director	3,469,671	(3)	11.3
Donald W. Rowley	Executive Officer and Director	2,819,160	(4)	9.4
John E. Chis	Executive Officer	322,909	(5)	1.1
Melinda Wohl	Executive Officer	169,468	(6)	*
Roy A. Ceccato	Executive Officer	13,348	(7)	*
David M. Rifkin	Director	733,948	(8)	2.6
Jay B. Sheehy	Director	146,910		*
Frank Landau	Employee	1,941,254	(9)	6.9
North Star Trust Company (10)		12,243,225		43.7

All Executive Officers and Directors as a group (7 people)		7,675,414		22.9

(*) - Less than 1%.

All beneficial ownership percentages as they relate to the ESOP plan are as at December 31, 2008, the latest date of the ESOP share allocation.

(1)	Except as otherwise below, the address of each beneficial owner is 19655 Descartes, Foothill Ranch, California 92610-2609.
(2)
Applicable percentage ownership is based on 28,000,000 shares of common stock outstanding as of July 24, 2009, together with securities exercisable or convertible into shares of common stock within 60 days of July 24, 2009, for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of July 24, 2009, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 440,730 shares of common stock, 290,876 shares of common stock held by the ESOP (the shareholder beneficially owns approximately 2.4% of the ESOP), options currently exercisable into 1,978,065 shares of common stock, warrants currently exercisable into 40,000 shares of common stock and preferred stock convertible into 720,000 shares of common stock.

(4)
Includes 548,088 shares of common stock, 293,007 shares of common stock held by the ESOP (the shareholder beneficially owns approximately 2.4% of the ESOP) and options currently exercisable into 1,978,065 shares of common stock.

(5)
Includes 73,455 shares of common stock, 151,508 shares of common stock held by the ESOP (the shareholder beneficially owns approximately 1.2% of the ESOP) and options currently exercisable into 97,946 shares of common stock.

(6)
Includes 9,042 shares of common stock, 62,480 shares of common stock held by the ESOP (the shareholder beneficially owns approximately 0.5% of the ESOP) and options currently exercisable into 97,946 shares of common stock.

(7)	Includes 13,348 shares of common stock held by the ESOP (the shareholder beneficially owns approximately 0.1% of the ESOP)
(8)
Includes 146,910 shares of common stock, options currently exercisable into 22,038 shares of common stock, warrants currently exercisable into 40,000 shares of common stock and preferred stock convertible into 525,000 shares of common stock.

(9)
Includes 1,868,806 shares of common stock, 48,980 shares of common stock held by the ESOP (the shareholder beneficially owns approximately 0.4% of the ESOP), options currently exercisable into 13,468 shares of common stock and warrants currently exercisable into 10,000 shares of common stock.

(10)	North Star Trust Company, the trustee of the ESOP, is deemed to have the dispositive and voting control over the shares held by the ESOP.

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock at a par value of $0.001.  After the merger, there are 28,000,000 shares of the Company’s Common Stock issued and outstanding that is held by approximately 50 stockholders of record and 1,000 shares of the company's Series A Preferred Stock issued and outstanding. The 28,000,000 shares result from the 20,000,000 shares issued to DecisionPoint shareholders and 8,000,000 shares held by the Company's  shareholders, reflecting a stock dividend whereby each shareholder of record, after the approval of Merger Agreement and the cancellation of 1,500,000 of the Company's issued and outstanding shares, received seven additional shares for every share held.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of Common Stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors.  Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  the Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The preferred stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, terms and rights of redemption, redemption price or prices, and the liquidation preference of any unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

On June 8, 2009, the Company designated up to 10,000 shares of the Series A Preferred Stock with such designations, powers, preferences and rights, qualifications, limitations and restrictions as set forth in the Certificate of Designation of Series A Preferred Stock. The Company issued shares of such Series A Preferred Stock a copy of the Certificate of Designation for the Series A Preferred Stock is attached as Exhibit 3.2.

The shares of Series A Preferred Stock were sold at a price of $1,000 per share. No underwriting discounts or commissions were paid in connection with the sales. The securities were offered and sold only to accredited investors within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Act”), in a transaction conducted pursuant to section 4(2) of the Act and Regulation D thereunder.  Each share of Series A Preferred Stock carries a 8% per annum dividend and is convertible to 2,000 share of the Company’s common stock, which translates into a conversion price of $0.50 per share, at any time by the holders, subject to adjustment.  For each share of Series A Preferred Stock, the investor received a warrant, exercisable on or before June 18, 2012, to purchase 500 shares of Common Stock with an exercise price of $1.00 per share (“Class A Warrants”) and a warrant, exercisable on or before June 18, 2012, to purchase 500 shares of  Common Stock with an exercise price of $1.25 per share (“Class B Warrants”)

The investors have contractually agreed to restrict its ability to convert its securities and receive shares of the Company’s common stock such that the number of shares of the Company’s common stock held by it and its affiliates after such conversion does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

Warrants and Options

At the Closing of the Merger Transaction, we issued three classes of warrants: (a) Class A Warrants to purchase 1,000,000 shares at $1.00 per share, (b) Class B Warrants to purchase 1,000,000 shares at $1.25 per share and (c) Class C Warrants, exercisable on or before June 18, 2014, to purchase 500,000 shares of Common Stock at $0.50 per share.  The Company, in connection with the merger, assumed warrants, exercisable on or before June 5, 2012, to purchase 100,000 shares of common stock at $1.00 per share.

On June 8, 2009, the Company adopted the DecisionPoint Systems, Inc. 2009 Incentive Stock Plan (the "2009 Plan") to retain directors, executives and selected employees and consultants and reward them for making contributions to the success of the Company.  These objectives are accomplished by making long-term incentive awards under the 2009 Plan in the form of options, stock awards and restricted stock purchase offers.  The total number of shares of Stock which may be purchased or granted under the 2009 Plan shall not exceed 1,000,000 shares of Common Stock.

As a result of the merger, we assumed DecisionPoint’s 2004 Incentive and Non-Incentive Stock Option Plan (“2004 Plan”) and all outstanding option agreements under the 2004 Plan.  Under the 2004 Plan, participants have been granted 7,348,152 options to purchase the Company’s common stock, of which 5,199,564 have been vested.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol “DNPI”.  Until June 30, 2009, our stock was quoted on the Over-The-Counter Bulletin Board under the symbol “CUSA”.  There was no trading in our stock through June 30, 2009.  On July 28, 2009, the last trade of our stock was at the price of $0.90 per share.

	Fiscal 2008		Fiscal 2007
COMMON STOCK	High	Low	High	Low

First Quarter	$-0-	$-0-	N/A	N/A
Second Quarter	$-0-	$-0-	N/A	N/A
Third Quarter	$-0-	$-0-	$-0-	$-0-
Fourth Quarter	$-0-	$-0-	$-0-	$-0-

Dividends

the Company has never declared or paid any cash dividends on its common stock.  Currently, the Company intends to retain future earnings, if any, to finance the expansion of its business.  As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Directors and Executive Officers are indemnified as provided by Florida law and its Bylaws.  These provisions state that the Company’s Directors may cause the Company to indemnify a Director or former Director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a Director.  The indemnification of costs can include an amount paid to settle an action or satisfy a judgment.  Such indemnification is at the discretion of the Company’s Board of Directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 3.02  Unregistered Sales of Equity Securities.

Share Exchange

Pursuant to the Merger Agreement, the Company acquired all of the issued and outstanding capital stock of DecisionPoint from DecisionPoint’s shareholders in exchange for 20,000,000 shares of the Company’s shares of common stock.  The closing of the transaction took place on June 18, 2009 (the “Closing Date”).

June 2009 Financing

In connection with the merger, the Company sold 585 shares of Series A Cumulative Convertible Preferred Stock with a par value of $0.001 and a stated value of $1,000 (the “Series A Preferred Stock”) to investors and exchanged 415 shares of Series A Preferred Stock with noteholders holding $415,000 of notes issued by DecisionPoint.

Item 4.01  Changes in Registrant's Certifying Accountant.

On June 19, 2009, we dismissed George Stewart, Certified Public Accountant (“Former Auditor”), as our independent registered public accounting firm.  On June 19, 2009, we engaged Crowe Horwath LLP (“New Auditor”) as our new independent registered public accounting firm. Our board of directors has approved the dismissal of Former Auditor and the appointment of New Auditor as our new independent registered public accounting firm.

During the fiscal years ended April 30, 2008 and April 30, 2007, and the subsequent interim periods through June 19, 2009, there were no disagreements between our company and Former Auditor on any matter listed under Item 304 Section (a)(1)(iv) of Regulation S-K, including accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Former Auditor would have caused Former Auditor to make reference to the matter in its reports on our financial statements.  For the fiscal years ended April 30, 2008 and April 30, 2007, the reports of Former Auditor on our financial statements for those fiscal years then ended did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, except that the reports of our former auditor included a qualification as to the Company’s ability to continue as a going concern.

During the fiscal years ended April 30, 2008 and April 30, 2007 and the subsequent periods through June 19, 2009, prior to engaging New Auditor, we did not consult New Auditor regarding either:

1.
the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered our financial statements, and neither a written report was provided to our company nor oral advice was provided that New Auditor concluded was an important factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event, as that term is explained in Item 304(a)(1)(iv) of Regulation S-K.

During the fiscal years ended April 30, 2008 and April 30, 2007 and the subsequent periods through June 19, 2009, prior to engaging New Auditor, New Auditor has not provided our company with either written or oral advice that was an important factor considered by our company in reaching a decision to change our company’s new principal independent accountant from Former Auditor to New Auditor.

We provided Former Auditor with a copy of this Current Report on Form 8-K prior to its filing with the SEC, and requested that they furnish us with a letter addressed to the SEC stating whether they agree with the statements made in this Current Report on Form 8-K, and if not, stating the aspects with which they do not agree.  A copy of the letter provided by Former Auditor, dated July 21, is attached to this Form 8-K as an exhibit.

Following the merger between the Company and DecisionPoint, the Company changed its fiscal year end to December 31 to match that of DecisionPoint. As a result of this change and pursuant to SEC staff guidance, the Company will file its first combined Form 10-Q following the merger (and related change of its fiscal year end) for the quarter ending June 30, 2009.

Item 5.01  Changes in Control of Registrant.

    See Items 1.01 and 2.01.

Part III

Item 9.01  Financial Statements and Exhibits.

(a) Financial statements of business acquired.

(i)DecisionPoint Systems Holding, Inc., Consolidated Financial Statements for the Years Ended December 31, 2008 and 2007 (With Independent Auditor’s Report Thereon)

(ii)DecisionPoint Systems Holding, Inc., Consolidated Financial Statements for the Quarters Ended March 31, 2009 and 2008 (Internal and un-audited)

(b) Pro forma financial information.

Pro forma financial information has not been included as it would not be materially different from the financial statements of DecisionPoint Systems Holding, Inc. referenced above.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger DecisionPoint Systems, Inc., DecisionPoint Acquisition, Inc., and DecisionPoint Systems Holding, Inc., dated June 17, 2009 (2)
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
3.3	Certificate of Amendment with Certification of Correction (2)
3.4	Certificate of Designation for Class A Preferred Stock (2)
10.2	2009 Incentive Stock Plan (2)
16.1	Letter from George Stewart, Certified Public Accountant (2)
99.1	DecisionPoint Systems Holding, Inc., Consolidated Financial Statements for the Years Ended December 31, 2008 and 2007 (With Independent Auditors Report Thereon) (2)
99.2	DecisionPoint Systems Holding, Inc., Consolidated Financial Statements for the Quarters Ended March 31, 2009 and 2008 (Internal and un-audited) (2)

(1) Included in the Company’s Form SB-2 filed with the securities and Exchange Commission on July 2, 2007.
(2) Included in the Company’s Form 8-K filed with the securities and Exchange Commission on June 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: July 29, 2009	By:	/s/ Nicholas Toms
Name: Nicholas R. Toms
Title: Chief Executive Officer